Exhibit 2.2

Qfin Holdings, Inc.

(Incorporated under the laws of the Cayman Islands)

Number	Shares

Share Capital is US$50,000 divided into

5,000,000,000 Class A Ordinary Shares of a par value of US$0.00001 each,

THIS IS TO CERTIFY THAT

is the registered holder of

Class A Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof .

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EXECUTED for and on behalf of the Company on	by:

DIRECTOR